NYIAX

MASTER SERVICES AND CO-MARKETING AGREEMENT

This Master Services Agreement (the "**Agreement**"), dated as of December ____, 2019 (the "**Effective Date**") is by and between NYIAX, Inc. ("**NYIAX**", "**We**" or "**Us**") and the person or entity set forth in the signature page hereto ("**Company**"). NYIAX and Company may be referred to herein together as the "**Parties**", or individually as a "**Party.**"

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. **Scope of the Agreement.**

   a. **Scope of the Agreement.** NYIAX provides a digital platform and marketplace for Sellers and Buyers to buy, sell and re-trade Ad Contracts, (the "**NYIAX Platform**") and Company is a provider of digital content player products and services. The Parties desire that Company be licensed to use and promote the Platform to its online media publisher clients ("**Publishers**") under the terms and conditions set forth herein.

   b. **Non-Exclusive Co-Marketing Cooperation.** Together, NYIAX and Company see the combined potential for using and encouraging Publishers to use the NYIAX Platform to generate revenue for the Company and Publishers through third-party advertising. The Parties acknowledge that the foregoing shall be on a non-exclusive basis and nothing herein shall prohibit Company from promoting, marketing, or selling third party products and services, regardless of their similarity to the Platform or such third party's competition with NYIAX. The Parties acknowledge that the media properties in connection with which Company may use and promote the Platform are owned, operated or controlled by Publishers and that use of the Platform by such Publishers shall be at their sole discretion. It is understood by both Parties that, with respect to such media properties and Publishers, Company is working as a third-party at all times for the duration of the Agreement.

2. **Definitions.**

"**Ad, Ad Unit or Ad Inventory**" means any advertisement provided by Agency on behalf of an Advertiser.

"**Advertiser**" or "**Client**" or "**Advertiser Client**" means the advertising client of Buyer, on whose behalf Buyer places an Order or enters into an Ad Contract.

"**Ad Contract(s)**" or "**Trade Contract**" means digital advertising contracts, including web,

application-based, print-based and video inventory on display, mobile, television or other medium.

"Advertising Materials" means artwork, copy, or active URLs for Ads.

"Advertising Transaction" means, the actual purchase or sale of Ad Inventory, the serving of Ad Units to Ad Inventory, or the processing of data related to Ad Inventory or Ad Units for analysis, using the Services

"Advertising Agency" means a third party that acts as a Buyer to purchase Ad Inventory on behalf of an Advertiser.

"Affiliate(s)" means, as to an entity, any other entity directly or indirectly controlling, controlled by, or under common control with, such entity.

"Authorized Persons" means (i) Authorized Employees; and (ii) Service Provider's contractors, agents, outsourcers and auditors who have a need to know or otherwise access Personal Information to enable Service Provider to perform its obligations under this Agreement, and who are bound in writing by confidentiality obligations sufficient to protect Personal Information or any of Company's Confidential Information in accordance with the terms and conditions of this Agreement.

"Bid" means a request to purchase all or part of an Order, consisting of a price, and volume associated with the applicable Order details.

"Bidding/Targeting Terms" means selected terms within the Order which are used to constitute the Order.

"Buyer" means the Party who contracts against an Order, usually an Advertiser or Advertising Agency on behalf of an Advertising client.

"Company Data" means Company's Bidding/Targeting Terms and the data from Company's Advertising Transactions. This section shall extend to any and all Publishers. No audience data will be collected without an amendment to this Agreement, which will allow or enable audience data collection.

"Confidential Information" means any information that is directly or indirectly disclosed or made accessible by, or on behalf of, one Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement, and which is identified as "confidential" or "proprietary" or which, given the nature of the information or circumstances surrounding the disclosure, should reasonably be understood by the receiving Party to be confidential or proprietary, but does not include information that the receiving Party can demonstrate it already rightfully knew or possessed, becomes public through no fault of the receiving Party, is received by the receiving Party from a third party with the legal right to disclose it, or can be shown to have been

independently developed by the receiving Party without reference to the discloser's Confidential Information.

"Count(s) of Record" means the agreed upon sources, selected at the time orders are matched, that represents the baseline count of delivered ads. This is a non-exhaustive list and can be amended by Company from time to time. Counts of Record may include the following: Moat, Double Verify, IAS, White Ops, DFP, and any other Count of Record Company so choose so long as Company provide advance notice of fifteen (15) days to NYIAX of any needed Count of Record which NYIAX does not have within their Order set.

"Law" means any law, rule, or regulation

"Line Item" means each Purchase Order that may exist within an Order. An Order may contain several Line Items that comprise the total advertising campaign.

"Lock Date" means the date after which an order may no longer be transacted against or where any Positions related to the order may no longer be resold.

"NYIAX Exchange Rules" or "Service Policy" means the written policies for use of the Services located in Exhibit A. In the event of any conflict between the NYIAX Exchange Rules, this Agreement and an Order, the order of precedence shall be the Order highest, this Agreement second and the NYIAX Exchange Rules last.

"Order" means any **Order Request** (means, request for an Order) to purchase Ad Inventory, any Order soliciting Bids for the purchase of advertising inventory, or any Custom or Special Orders (means, Order(s) which may have specific rules which are outside of the NYIAX Exchange Rules or Service Policy), RFP (Request for Proposal) and RFQ (Request for Quote) which relate the terms which either the Buyer or Seller wish to adhere to. Custom Orders may over-ride existing, which shall be explicitly stated within the Order itself and must be agreed to by both the Buyer and the Seller. In the event of any conflict between an Order, this Agreement and the NYIAX Exchange Rules, the order of precedence shall be the Order highest, this Agreement second and the NYIAX Exchange Rules last.

"Reconciled Count of Record" means the amount used to generate invoicing and billing.

"Reconciled Ad Contract" means the Ad Contract post reconciliation.

"Re-Seller" means, a party who buys the Ad Contract prior to execution and takes on all rights of which the original Buyer would bear according to the Ad Contract.

"Seller" means the Publisher listed on the applicable Sell Order; or a party engaged in selling, facilitating or attempting to sell Ad Inventory through a Service; or an authorized representative charged with arranging access to the Service.

"Position" means an Ad Contract which has not be executed and is awaiting execution.

"Privacy Law" means applicable laws, self-regulatory principles, guidelines, rules and codes of conduct regulating the collection and use of personal data, to which buyers and sellers of advertising inventory are bound.

"Service" means NYIAX platform.

"Service Provider" means NYIAX is the service provider of the NYIAX platform.

"Sites" means the digital properties of any kind (e.g., websites, applications or other medium) on which a Service is utilized.

"Trade" is the match between two Orders (Buyer and Seller), which immediately becomes a Position and ultimate Ad Contract once the Lock-Date begins.

"Trader" a representative of any Buyer, Seller, or Re-Seller of Ad Contracts.

3. **Services**. Company on behalf of Publishers may elect to use, and We will provide, Services in accordance with this Agreement. We may also make Services or Service functionality available to Company hereunder subject to Company's agreement to additional terms and conditions (**"Additional Terms"**), which would be provided as an addendum to this Agreement, which shall be mutually agreed upon by both Parties prior to becoming effective. If the use of the Services requires technical integration or modification to Seller's existing technological infrastructure, then Seller and Company shall enter into an amendment to this Agreement detailing each party's responsibility and obligations in that regard. In the event of a conflict between the terms of this Agreement and the Order, the terms of the Order shall prevail.

4. **Our Representations and Warranties**. We represent and warrant that (a) We have and will have all necessary rights and authority to enter into this Agreement and each Order (including agreements with Sellers) and provide the Services to Company and to Publishers; (b) the Services will facilitate Advertising Transactions according to Company's and/or Publishers' Bidding/Targeting Terms, provided, however, that We are not responsible for inaccurate or incomplete information and/or data provided by Company or Publishers or a third party through the Services; (c) we will comply with all applicable laws and regulations with respect to the subject matter of this Agreement; (d) the Services do not infringe the intellectual property rights of any third party; and (e) We will use Company Data only as specifically authorized in this Agreement and shall at all times take reasonable measures to prevent its unauthorized disclosure.

5. **Company's Representations and Warranties.** Company represent and warrant that Company (a) have and will have all necessary rights and authority to enter into this Agreement and perform Company's obligations hereunder; (b) is and will be at all times authorized to act on behalf of each Publisher; and (c) will comply with all applicable laws and regulations with respect to the subject matter of this Agreement.

6. **Payments; Payment Obligations.**

6.1 **Payments.**

(a) **Payment Terms.** Payment terms will be specified in the "Payment Terms" section of Company's Order(s), any resulting Ad Contract (the "**Payment Terms**"), and as stated herein.

(b) **Advertising Payment to NYIAX.** Notwithstanding anything to the contrary set forth in Company's or Publisher's Ad Contract, any and all payments incurred and owed by Buyer in connection with each Ad Contract entered into between the Buyer and Seller (each, an "**Advertising Payment**") will be made directly to NYIAX. Any and all Advertising Payments made under this Agreement will be in U.S. dollars, unless the Seller and the Buyer have indicated a different currency with respect to a particular Order or resulting Ad Contract, in which case Buyer must pay in the currency indicated by Seller. Upon receiving and clearing the Advertising Payment from Advertiser or Buyer, NYIAX shall remit to Seller the Reconciled Ad Contract amount received less the Transaction Fee as indicated in 6.1(d) or in the case of the Ad Contract fulfillment through programmatic delivery then NYIAX shall remit to Seller the Reconciled Ad Contract amount less both the NYIAX Transaction Fee as indicated in 6.1(d) and the programmatic Delivery Fee as indicated in 6.1(e) no later than fifteen (15) days from the NYIAX's receipt of payment in regards to the Reconciled Ad Contract, which would include any fractional payment of the Transaction or Delivery Fees for only a portion of the Ad Contract. As an example, if the Company receives only fifty (50%) percent of the total Ad Contract payment, then the NYIAX Transaction Fee shall be based on 50% of the NYIAX Transaction Fee for the full value of the Ad Contract.

(c) **Amounts Payable Tracking, Reporting, and Invoicing.** Advertising Payment for each Ad Contract includes (i) all amounts payable by Buyer to Seller for such Ad Contract, which is otherwise known as Reconciled Ad Contract, and (ii) Transaction Fees charged by NYIAX as defined in Section 6.1(d) below. Advertising Payments are based upon the Reconciled Count of Record, which is identified and agreed upon by both Buyer and Seller on a per Ad Contract or partial Ad Contract basis.

Notwithstanding Exhibit A, NYIAX Exchange Rules, NYIAX will track and report the delivery of Ads for the purposes of calculating fees to be invoiced to Buyer based on the Reconciled Count of Record. Tracking numbers and statistics based on agreed upon Count of Record, subject to Exhibit A, NYIAX Exchange Rules or any other mutually agreed upon terms or amount between the Buyer and Seller.

(d) **Transaction Fee**. NYIAX shall receive a transaction fee from all Advertising Transactions (the **"Transaction Fee"**) at a maximum rate of [redacted] the amount collected by NYIAX for a Reconciled Ad Contract. The Company is responsible for providing complete and accurate billing and contact information to Us and notifying Us promptly of any changes to such information.

(e) **Delivery Fee.** If Company chooses to use NYIAX Services for programmatic delivery, then NYIAX processes delivery through a NYIAX preferred 3rd party vendor, who charges a fee for all Advertising Transactions delivered through the NYIAX preferred 3rd party vendor's programmatic channels ("Delivery Fee"), at a maximum rate of [redacted] of the amount collected by NYIAX for a reconciled Ad Contract. At Company's request, NYIAX will assist Company with negotiating the Delivery Fee percentage with the applicable vendor. Delivery Fee is in addition to the Transaction Fee charged by NYIAX. This section does not apply to any non-programmatic Advertising Transaction. It is within the sole discretion of the Company to use NYIAX Services for programmatic delivery. If the Company declines use of the NYIAX programmatic delivery services after acceptance of an open Order but prior to execution there is no fee charged. However, if the Company terminates NYIAX Services for programmatic delivery during execution of such Order, then the Company must pay the portion of the Ad Contract which was effectuated by NYIAX Services for programmatic prior to termination by Company.

(f) **Invoicing and Payment**. NYIAX will act as the financial intermediary for Buyer and Seller, and in that capacity shall invoice Buyer, collect fees therefrom on behalf of Seller, and distribute fees (less the Advertising Payment) to Seller in accordance with Section 6.1(b).

6.2 **Taxes**. Charges for Services do not include any taxes or government charges levied by or due to any duly authorized taxing authority and Company will, without offset against or deduction from amounts otherwise owed by Company hereunder, pay any such taxes and government charges derived from or imposed on transactions through the Services, including sales, value-added, goods and services, use, transfer, gross income based withholding, privilege, excise and other taxes and duties, in the event that requires such taxes or government charges be collected.

7. **Company Obligations and Service Rules.**

7.1 Prohibited Acts.

Company will not, will not attempt to, and will not knowingly assist or permit any third party to:

(a) **General.** (i) copy, reproduce, modify, disassemble, decompile, reverse engineer, or create derivative works of any Service (or portion thereof); (ii) breach, disable, interfere with, or develop or use any workaround for, or otherwise misuse or damage, any Service or any activity on an NYIAX server; (iii) set, read, write, modify, or delete any cookie on an NYIAX-owned, operated, or controlled domain or use Our Services to modify cookies on any domain Company do not own, operate, or control, or otherwise have appropriate authorization to modify; (iv) pass to us, or otherwise associate an NYIAX-provided identifier with, or use in association with the Services to target advertising, any information that (A) by itself directly identifies an individual, such as a person's name, address, phone number, email address, or government identifier, or (B) is deemed sensitive by any applicable Privacy Law (including, as applicable and without limitation, health information and information about children or an end user's visit to a child-directed Site), or (C) in violation of the NYIAX Exchange Rules, attached hereto as Exhibit A (including pertaining to children and sensitive information); (v) pass incomplete or incorrect Bidding/Targeting Terms; or (vi) when using any Service, collect or use data provided by, from, or related to a third-party Buyer, Seller, advertiser, publisher or Site (each, a "**Third-Party User**"), for purposes of segmenting, re-targeting, creating, supplementing or amending user or inventory profiles, or amending interest categories, or syndication or other distribution to third parties, unless, (A) such data collection and usage are authorized by or on behalf of the applicable Third-Party User, or (B) when Company are using the Service as a Buyer, the data is independently derived by Company from a user's "click" or other interaction with an Ad Unit and not related to the Seller or underlying publisher.

(b) **Seller-Specific.** When using the Service as a Seller: (i) knowingly make Ad Inventory for sale on Sites with content that violates any applicable Law or Service Policy, including Site content that violates or infringes upon the rights of any third party, or is deceptive; (ii) modify any ad tag in such a way as to adversely impact (x) Our ability to serve Ads or count Verified Impressions or (y) a user's ability to view an Ad Unit; or (iii) disclose Buyer availability, volume, offering, or pricing data obtained through the Service without written consent of the Buyer, except to Publishers in connection with Advertising Transactions.

NYIAX

7.2 Additional Service Rules.

(a) All Advertising Transactions executed pursuant to the Services are final and binding, provided, if Company promptly notifies Us of an erroneous Transaction we shall use commercially reasonable efforts to cancel such Transaction. Company will have no recourse against Us for (i) any Ad Contracts or Ad Contracts that do or do not occur based on erroneous Bidding/Targeting Terms entered by Company or any other party to Company's Advertising Transactions, and (ii) any discrepancy between Buyer and Seller will defer to the Count of Record, unless Buyer and Seller have agreed otherwise. All Advertising Transactions entered into by Company shall be deemed and counted as executed Advertising Transaction unless stated otherwise within the Order or Custom Order or due to Our negligence. Where the Advertising Transaction is due to Our negligence or a malfunction or failure of the Service, we shall cure such Advertising Transaction within a twenty-four period prior to execution and notify both Buyer and Seller of the error and correction.

7.3 Third Party Beneficiaries. We operate a marketplace for Buyers and Sellers to transact with each other. We are neither the Buyer nor the Seller in Ad Contracts or Ad Contracts, and therefore do not assume, and expressly disclaim, all liability arising from transactions between Company, Buyers and Sellers (except liability for claims pertaining to the Services themselves, NYIAX's acts or omissions, or otherwise expressly set forth in this Agreement or the NYIAX Exchange Rules, Exhibit A), including but not limited to, liability arising from Ads, Ad Inventory, and Sites. To facilitate direct dispute resolution between Buyers and Sellers using our Services, each Seller that Company purchases Ad Inventory from is an intended third party beneficiary of Company's obligations as a Buyer hereunder (excluding payment obligations) for their Ad Contracts and Ad Contracts with Company. Company agrees not to assert a defense based on lack of privity against any Seller seeking to enforce this Section 7.3 provided that such Seller is party to an agreement with NYIAX requiring an identical waiver of such defense with respect to Company. Except as set forth in Sections 7.3 and 13, there are no third-party beneficiaries to this Agreement.

8. **Confidentiality.** A Party receiving Confidential Information may only use Confidential Information to exercise its rights and fulfill its obligations under this Agreement and will take reasonable measures to avoid unauthorized disclosure or misuse of the Confidential Information, including, but not necessarily limited to, taking such security precautions as it takes to protect its own Confidential Information (but in no event less than reasonable security precautions). The receiving Party will not disclose Confidential Information, except (a) to its and its Affiliates'

employees, Subcontractors, Publishers or professional advisers who have a legitimate need to know the Confidential Information and are legally bound to keep it confidential, (b) to an acquirer or potential acquirer of the receiving Party's relevant assets, stock, or business under a duty of confidentiality at least as restrictive as that set forth herein and only if such acquirer has executed a term sheet, letter of intent or other similar agreement to negotiate such acquisition, and (c) as required to be disclosed by applicable Law, or judicial or other governmental or regulatory order (provided that the disclosing Party must use reasonable efforts to notify the other Party, unless legally prohibited, prior to disclosure in order to afford such other Party the opportunity to at its own expense seek a protective order or otherwise prevent or limit the disclosure). The fact that Company is a customer of NYIAX and any Ad Inventory that is publicly disclosed as being offered for sale through NYIAX is not Confidential Information. The terms of this Agreement are Confidential Information belonging to both Parties.

9. **Privacy.** In consideration of the Services provided and used hereunder, Company will ensure that Company Bidding/Targeting Terms are acquired in accordance with applicable privacy laws, rules, and regulations (**"Privacy Laws"**).

10. **Data.** As between Company and NYIAX, Company will own Company's Data. Company hereby grant Us the right to use and disclose Company Data solely (a) as aggregated and anonymized statistical data; (b) to provide, manage, maintain, and enhance the Services (including disclosure of impression-level information to the relevant counterparties in Company Advertising Transactions) on behalf of Company; (c) as elected by Company in connection with Company's use of the Services (including, for Company's benefit, to third parties whose services Company elect to use); (d) to enforce Our rights under this Agreement; and (e) NYIAX may retain all aggregated data from all Orders, Ad Contracts, Ad Contracts, and data utilized in reconciliation until termination of this Agreement. Our retention of Company Data shall at all times be in accordance with Our public-facing privacy disclosures, or as otherwise agreed upon. Except pursuant to 10(c), NYIAX shall not disclose Company Data to any third party

11. **Proprietary Rights.** We grant Company the non-exclusive license and right to access and use Our Services to conduct Advertising Transactions, subject to the terms and conditions of this Agreement. Each Party owns and retains all right, title and interest in and to all of its intellectual property, and no rights are granted to the other Party's intellectual property (including its technology, software, trademarks, service marks, patent rights, copyrights and trade secrets) except

as expressly set forth in this Agreement. Our intellectual property includes all aspects of Our technology, branding, and Services, including any software or applications developed or created by Us (or on Our behalf) that can access or communicate with Company servers or systems using Our or Company API specifications ("NYIAX Intellectual Property Rights"). Company grant to Us and Our Affiliates a worldwide, perpetual, irrevocable, royalty-free right to use and incorporate into the Services any suggestion, input, enhancement request, recommendation, correction, specification, or other feedback provided by Company relating to the operation of the Services provided that the foregoing do not contain, modify or pertain to any preexisting Company intellectual property.

12. No Implied Licenses. Except to the extent set forth herein, (a) We do not grant Company any other license, express or implied, to NYIAX Intellectual Property Rights, and (b) nothing in this Agreement or the performance thereof, or that might otherwise be implied by law, will operate to grant either Party any right, title or interest, implied or otherwise, in or to the intellectual property rights of the other Party and each Party reserves all rights not expressly granted hereunder.

13. Term; Termination; Suspension. The Parties may terminate an Order at any time until Trade. Either Party may terminate this Agreement or any Exhibit, Order, supplement, or addenda immediately (a) on notice to the other Party that it is in material breach of this Agreement or such Exhibit, Order, supplement, or addenda; provided however that if the breach is capable of cure, the breaching Party will have thirty (30) calendar days from the notice date to cure the breach to the non-breaching Party's reasonable satisfaction, or (b) if the other Party (i) becomes insolvent or generally unable to pay its debts as they become due, (ii) files or has filed against it a petition for voluntary or involuntary bankruptcy and, in the case of involuntary bankruptcy, such petition is not dismissed within sixty (60) days, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or consent to the appointment of a trustee, receiver or custodian for a substantial part of such Party's property or business. Notwithstanding the foregoing, we may immediately suspend Company's use of the Services if Company (c) is in breach of Section 7.1 or NYIAX Exchange Rules (Exhibit A) Sections IV(e) or IV and such breach is not cured within one (1) business day of Company's written notice thereof, or (d) Company fails to timely pay an undisputed fee due to NYIAX and such fee is not paid within fifteen (15) calendar days of Company's written notice thereof. Notwithstanding termination of this Agreement, any provisions of this Agreement that by their nature are intended to survive, will survive termination.

14. **Disclaimers; Limitation of Liability.** EACH PARTY DISCLAIMS ALL IMPLIED AND STATUTORY WARRANTIES, INCLUDING FOR NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR ANY PARTICULAR PURPOSE. TO THE FULLEST EXTENT PERMITTED BY LAW, REGARDLESS OF THE THEORY OR TYPE OF CLAIM: (a) EXCEPT FOR BREACH(ES) OF SECTIONS 4, 7.1, 8, 10 AND/OR PURSUANT TO A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY MAY BE HELD LIABLE UNDER THIS AGREEMENT OR ARISING OUT OF OR RELATED TO PERFORMANCE OF THIS AGREEMENT FOR ANY LOSS OF PROFIT OR REVENUE, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THE PARTY IS AWARE OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE; (b) OTHER THAN PAYMENT OBLIGATIONS UNDER THIS AGREEMENT AND EXCEPT FOR BREACH(ES) OF SECTIONS 4, 7.1, 8, 10, 11 AND/OR INDEMNIFICATION OBLIGATIONS HEREUNDER, EITHER PARTY'S MAXIMUM AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO BREACH OF THIS AGREEMENT WITH RESPECT TO THE PROVISION OF ANY SERVICE WILL NOT EXCEED THE AGGREGATE TOTAL AMOUNT OF FEES (EXCLUSIVE OF THE COST OF AD INVENTORY) PAID TO US FROM COMPANY WITH RESPECT TO SUCH SERVICE DURING THE TWELVE (12) MONTHS BEFORE THE DATE WHEN THE LIABILITY AROSE.

15. **Indemnification & Insurance.**

15.1 Each Party (in such capacity, the "**Indemnifying Party**") will defend, indemnify, and hold harmless the other Party and its officers, directors, employees, and agents (each, an "**Indemnified Party**") from all third-party claims and liabilities (including reasonable outside attorneys' fees) arising out of or related to the Indemnifying Party's (a) breach or alleged breach of this Agreement; (b) the negligence or willful misconduct of the Indemnifying Party in connection with the performance of this agreement; or (c) infringement or misappropriation of a third party's trade secret, or U.S. patent, trademark, or copyright in connection with (i) with respect to us, the Services and the software and other technology We use to provide the Services hereunder; and (ii) with respect to Company, the Ad Inventory, Sites, or other materials Company provides or uses with the Services ("**Company Materials**") (the indemnification obligation of each Party described in this clause (c), the "**IP Infringement Obligation**"). The previous sentence states the sole liability of the Indemnifying Party, and the sole remedy of the Indemnified Party, with respect to any third-party claim arising out of the Indemnifying Party's breach of this Agreement or misappropriation or infringement of intellectual property.

15.2 The Indemnified Party must (a) promptly notify the Indemnifying Party in writing of any third-party claim (provided that a failure to promptly notify will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it has been prejudiced by such failure); (b) reasonably cooperate with the Indemnifying Party in the defense of the matter; and (c) give the Indemnifying Party primary control of the defense of the matter and negotiations for its settlement. The Indemnified Party may, at its own expense, join in the defense with counsel of its choice. The Indemnifying Party may not enter into a settlement unless it (i) involves only the payment of monetary damages by the Indemnifying Party, and (ii) includes a complete release of liability in favor of the Indemnified Party; any other settlement will be subject to the written consent of the Indemnified Party (not to be unreasonably withheld).

15.3 If a Service becomes, or in Our reasonable opinion is likely to become, the subject of an intellectual property infringement claim, We will promptly notify Company and, at Our sole option and expense, either: (x) procure the right to continue providing the Service as contemplated by this Agreement, (y) modify the Service to render it non-infringing, or (z) replace the Service with a substantially equivalent, non-infringing service. If none of the foregoing options is commercially practicable, then each Party will have the right to terminate this Agreement with respect to the infringing Service. We shall procure and maintain at our sole cost, beginning not later than the Effective Date and ending not earlier than the end of the Term (other than with respect to the errors and omission insurance, as described below), the following types of insurance policies: (a) commercial general liability insurance written on an occurrence basis (as opposed to a claims made basis), covering bodily injury and death, broad form property damage, advertising injury, personal injury, products liability, and liability arising from the activities of independent contractors, with not less than one million dollars ($1,000,000) combined single limits arising out of any one occurrence and aggregate where applicable; and (b) errors & omissions insurance covering claims arising out of or relating to the Services with limits not less than one million dollars ($1,000,000) for any one occurrence and in the aggregate (such insurance shall be in effect no later than the Effective Date and shall be continuous for not less than three (3) years after the last day of the Term. The continuity of such coverage may be provided by successive renewals of such policy). (c) Network Security/ Privacy Coverage, coverage to apply to any claims arising out of the provision of Services. Coverage to have minimum limits of one million dollars ($1,000,000) per occurrence. All policies shall be issued by insurance carriers that are licensed and admitted with a rating of not less than "A+ VII" by A.M. Best or otherwise acceptable to the other party, whose reasonable acceptance

shall not be withheld. We represent and warrant that the policies are primary, and they name the Company, its officers, directors, members, employees, Affiliates and agents as additional insureds (primary, non-contributory), as their interests may appear. We covenant that no later than ten (10) days after execution of this Agreement, we shall deliver to Company a certificate which evidences such insurance policies and those named as additional insureds. The above minimums do not constitute a limitation on either party's liability.

16. **Force Majeure.** Neither party shall be liable for a delay in performance of its obligations and responsibilities under this Agreement due to causes beyond its control, and without its fault or negligence, such as but not limited to war, embargo, national emergency, insurrection or riot, acts of the public enemy, fire, flood or other natural disaster, provided that said party has taken reasonable measures to notify the other promptly in writing, of delay (but in any event, within 72 hours of the force majeure event).

17. **General Provisions.**

(a) All notices under this Agreement must be in writing (including by email) and will be deemed effective when delivered. All notices shall be sent to the applicable mailing address or email address listed for each Party in the signature block at the end of this Agreement.

(b) This Agreement is governed by and construed in accordance with New York Law without regard to the conflicts of law rules thereof. THE JURISDICTION AND VENUE FOR ALL DISPUTES HEREUNDER WILL BE THE STATE AND FEDERAL COURTS IN THE COUNTY AND STATE OF NEW YORK, AND THE PARTIES HEREBY CONSENT TO PERSONAL JURISDICTION IN THOSE COURTS.

(c) Neither Party may assign or transfer any part of the Agreement without the written consent of the other Party, except that this Agreement may be assigned without consent (i) to a person or entity who acquires all or substantially all of the assigning Party's assets, stock or business, or (ii) by any NYIAX entity to its Affiliate(s), provided that such assignee agrees in writing to fulfill all of the assigning Party's obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.

(d) This Agreement constitutes the Parties' entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject, including any exhibits for use of any Services executed prior to the Effective Date of the Agreement; provided that any non-disclosure

agreement entered into between the Parties will survive execution of this Agreement in accordance with the terms thereof, but shall not apply with respect to Confidential Information disclosed hereunder.

(e) If any provision of the Agreement is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision's essential purpose.

(f) Each Party is permitted to use Subcontractors in connection with this Agreement but is liable for their acts and omissions.

(g) The Parties are independent contractors, and this Agreement does not create an agency, partnership, or joint venture.

(h) Notwithstanding anything to the contrary in this Agreement, We do not guarantee any Service will be operable at all times or during any down time caused by outages to any public Internet backbones, networks, or servers, any failures of equipment, systems or local access services, or for previously scheduled maintenance provided that Company is notified of such maintenance no later than three (3) business days prior thereto.

(i) Company may not resell any Service, it being understood and agreed that Company's use of Services hereunder on behalf of Publishers will not be deemed a breach of this clause (i).

(j) The Parties may execute this Agreement in counterparts, including facsimile, PDF and other electronic copies, which taken together will constitute one instrument, and nothing in this Agreement, nor any modification, supplement, or Order thereto, will be legally binding upon the Parties until executed by each Party in accordance with the terms hereof.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this MASTER SERVICES AND CO-MARKETING AGREEMENT as of the Effective Date.

NYIAX, Inc.	JWPLAYER
By: [signature]	By: [signature]
Title: CRO	Title: David J. Pashman
Date: 4/23/20	Date: General Counsel
Email: gfoothoker@nyiax.com	Email: legal@jwplayer.com

"Representative" means, as to an entity and/or its Affiliate(s), any director, officer, employee, consultant, contractor, agent, and/or attorney.

"Represented Client" is the party represented by the Agent acting as principal on the NYIAX platform.

"Terms" means these NYIAX Exchange Rules for use of the NYIAX Forward Contract Marketplace.

"Third Party" means an entity or person that is not a party to an Ad Contract; for purposes of clarity, Seller, Agency, Advertiser, and any Affiliates or Representatives of the foregoing are not Third Parties.

"Third Party Ad Server" means a Third Party that will serve and/or track Ads.

"Total Delivery" is calculated as the total delivered volume, reported by the Count of Record, divided by the Contract Asset Volume, resulting in a percentage rounded to nearest integer. Total Delivery is displayed in the NYIAX Platform reconciliation interface and is updated daily throughout the delivery of the campaign.

I. PARTICIPATION

a. Registration of Firm Administrator. Participation in the NYIAX Exchange System ("System") requires current registration as such with NYIAX. Participant will be provided a Firm Administrator Account ("Firm Administrator Account"), and shall designate to NYIAX in writing, a primary contact person responsible for the management and utilization of the System on behalf of the Participant ("Firm Administrator"), to be associated with the Firm Administrator Account. The Firm Administrator shall be an employee or authorized agent of the Participant. Participant may access the System using the Firm Administrator Account and may have multiple User Accounts (defined below) to be managed under the Firm Administrator Account. Such registration of the Firm Administrator Account shall be conditioned upon the Participant's initial and continuing compliance with the following requirements:

   i. execution of applicable agreements (MSA) with NYIAX;

   ii. compliance with all applicable rules and operation procedures of NYIAX and its System, unless otherwise agreed to between NYIAX and Participant;

   iii. acceptance and settlement of each NYIAX trade that NYIAX identifies as having been affected by such Participant; and

   iv. input of accurate information into the System.

b. Approval. A Participant's registration shall become effective upon receiving notice of NYIAX's approval of registration.

c. User Accounts. Under the Firm Administrator Account, a Participant may issue multiple individual User accounts ("User Accounts") with individual login and passwords for each employee, Affiliate, or independent contractor, who will have access to the System. User Account holders may have different permissions assigned to them by the Firm Administrator and shall comply with the registration

requirements set forth in Section I(a)(i-iv) and are subjected to the MSA and these Terms.

d. Changes to Firm Administrator. Participant shall notify NYIAX if the Firm Administrator is replaced. Notice should be submitted by email to the Participant's NYIAX customer success representative.

e. NYIAX Access. Participant acknowledges that NYIAX shall have administrative access to all accounts, such access to be used solely for the purposes of: (i) inspection, audit or testing of such accounts; and (ii) maintenance, repair or replacement of the System. NYIAX shall comply with Participant's reasonable security regulations. All data or other information obtained by NYIAX from such access shall be the Confidential Information of Participant.

II. NYIAX SYSTEM OPERATION

a. Discovery.

  i. Either an Order to Buy or to Sell are created and listed on the System for review by Participants.

  ii. In the event that an Order or Bid is the result of a material malfunction of the System, NYIAX may cancel such Orders or Bids and shall immediately notify Company of such cancellation.

  iii. Orders shall be available for Trade until the Lock Date, or until canceled by the originating Party.

b. Trading.

  i. Trades may be affected by either Buyers or Sellers where each counterparty's asset and requirements align based on NYIAX platform Orders. Trades will execute upon the completion of trade verification obligations outlined in in Sections III(c) and IV(c) for Seller and Buyer (below) respectively.

  ii. A Trade may occur between matching Order Requests or Bids and Orders. A Trade results in a Position which may be resold pursuant to the associated Order Terms. Positions are finalized at Lock-Date, or at the time of Trade should a Seller deny an Order's resell ability, as per Section III(d), below. Finalized Trades between two counterparties result in the creation of an Ad Contract containing all agreed upon Contract Terms and are governed by the Terms of this agreement.

c. Pre-Delivery.

  i. For a one (1) day period ("Lock-Down Period") prior to the campaign start date for any Ad Contract, the associated Positions cannot be re-traded.

  ii. Buyer shall use commercially reasonable efforts to deliver ad materials to Seller in compliance with Section X, Ad Materials (below).

iii. Seller shall use commercially reasonable efforts to create, test/QA, and enter ad delivery tags into delivery system.

iv. Buyer and Seller will use commercially reasonable efforts to provide any delivery verification credentials or identifiers to NYIAX in compliance with Section IX(a)-(b).

d. Delivery. During Delivery Buyer and Seller will use best efforts to track the progress of delivery of the campaign and will use all commercially reasonable means to adjust the pace of the campaign if under-delivery appears likely.

III. SELLER'S SPECIFIC DETAILS

a. Creation of Orders. NYIAX provides a method for Sellers to create customized aggregations of advertising attributes, and related delivery and business requirements ("Orders") in the System based on current forecasting and sales packages (including site taxonomy). Seller will input a number of Bidding/Targeting Terms for each Order in the System and will be solely responsible for the accuracy of the details. Orders will meet the IAB's Ad inventory Specifications.

b. Technical Specifications. Seller will make available any technical specifications and any limitations on a per Order basis. Seller may not change Order specifications, such as ad size or creative restrictions once a Trade has occurred.

c. Trade Verification Obligations and Acceptance of Bids. Buyers may submit Bids against Orders posted to the open market, or in response to private Orders posted directly to individual Buyers. Seller shall use commercially reasonable efforts to validate the availability of forecasted inventory volumes, as well as the Buyer proposed Bidding/Targeting Terms prior to accepting any Bid. Upon acceptance of a Bid, a Trade occurs.

d. Re-sale through the System. Seller may, at the time of an Order creation, elect to allow a Buyer to re- sell Positions acquired through a trade generated against the Order in question ("Re-Trade"). Seller acknowledges that Buyer may resell its existing Position via the System as set forth in Section IV(d).

e. Impressions and Click Fraud. Seller shall not authorize any party to generate automated, fraudulent, or otherwise invalid impressions or clicks. If activity related to the Seller's website is suspected or determined to be so- called "click-fraud" or "impression fraud" (the illicit manipulation of advertising revenue), whether in any automated or human way, by the use of a person, an automated script or a computer program (for example, online robots or "bots") to click on any NYIAX-traded advertisements, or any other fraudulent means, to increase impressions, skew results or imitate a legitimate user of a web browser reloading or clicking on an ad for the purpose of generating an improper click or impression value and generating revenue, NYIAX may suspend or otherwise disable Seller's account until such time as the matter is resolved to NYIAX's satisfaction.

i. NYIAX may withhold payment for those clicks or impressions that it determines to be fraudulent based upon the billing source, provided Company shall be

promptly notified of such withholding and the Parties shall cooperate to ascertain whether such payments were fraudulent and NYIAX shall promptly pay any sums determined to be legitimate.

g Confirmation of Campaign Initiation. Seller will, within two (2) business days of the start date on the Ad Contract, provide confirmation to NYIAX, either through the NYIAX UI or e-mail, stating whether the components of the Ad Contract have begun delivery.

IV. BUYER'S SPECIFIC OBLIGATIONS

a Creation of Order Requests. NYIAX provides a method for Buyers to create customized aggregations of campaign targeting needs, along with related delivery and business requirements ("Order Requests") Buyer will input a number of Bidding/Targeting Terms for each Order Request in the System and will be solely responsible for the accuracy of the details.

b Discovery Buyers may browse posted Orders in the System, as well as post Order Requests to the open market. Buyers may also specify specific Sellers to send private Order Requests.

c Trade Verification Obligations and Bidding. Buyers may place Bids, consisting of a price and volume submitted to a Seller, against Orders that they have discovered either through the open market or through private channels within the NYIAX System. Buyer shall use commercially reasonable efforts to validate that the Seller proposed Bidding/Targeting Terms associated with an Order meet the needs of the Buyer. Upon acceptance of a Bid by a Seller, a Trade occurs.

d Resale through NYIAX. Buyer acknowledges that, after acquiring a Position, Buyer may resell all or a portion of its Position via the System through a re-sale transaction, subject to the original Order, including but not limited to, (i) Bidding/Targeting Terms, such as placement details and white and black lists (ii) delivery and pacing terms, (iii) creative restrictions, which cannot be changed in the resale.

e Buyer Prohibited Acts. When using the Service as a Buyer: (i) Participant will not knowingly provide an Ad Unit to NYIAX or configure the Ad Unit to link to digital properties (e.g., websites and applications) that (A) will, when viewed or clicked, cause the download or delivery of any software or executable code (without effective user consent), virus, or malicious or social engineering (phishing) code or features, or (B) is deceptive, or violates or infringes upon the rights of any third party; or (ii) disclose Ad Inventory availability, volume, or pricing data obtained through the Service without authorization from the Seller, except to provide reporting to Buyer's applicable Client(s) about their Advertising Transactions.

V. AD CONTRACT or TRADE CONTRACTS

a. Ad Contract. From time to time, Buyer and Seller may execute Trades through the NYIAX System which result in Ad Contracts governed by these Terms. As applicable, each Ad Contract will specify:

(i) the type(s) and amount(s) of Deliverables, (ii) the price(s) for such Deliverables, (iii) the maximum amount of money to be spent pursuant to the Trade, (iv) the start and end dates of the campaign, and (v) the identity of and contact information for any Third-Party Ad Server. Other items that may be included are, but are not limited to, delivery verification vendor identity and contact information, payment terms, creative restrictions, and Ad Contract delivery extension availability. Each Ad Contract generated by NYIAX will result in an Ad Contract containing all pertinent information necessary for the delivery of the contracted campaign.

VI. AD PLACEMENT AND POSITIONING

a Compliance with Ad Contracts. Seller will comply with the Ad Contract and associated Ad Contracts resulting from applicable Re-Trades, including all ad placement restrictions and will create a reasonably balanced delivery schedule. Seller will provide, within the scope of the Ad Contracts, an Ad to the Site specified on the Ad Contracts when such Site is visited by an Internet user. Seller will not knowingly place any ad on a page with no content, on top of or under another ad, on a site not associated with the Ad Contract, or in such a fashion that may be deceptive to the end users. Seller will not edit or modify the Ad in any way, including without limitation resizing, captioning or reformatting.

b Placement and No Modification of NYIAX Tag. Seller shall be solely responsible for placing the NYIAX Tag if requested by NYIAX on the Advertising Inventory and will comply with any specific Ad placement specified in an applicable Ad Instrument. Seller agrees to use the NYIAX Tag or Advertiser Tag provided by NYIAX for displaying an Ad in accordance with Contract Terms. Notwithstanding the foregoing, the Company will implement the NYIAX Tag as instructed at Company's sole discretion or when Company opts to leverage NYIAX's programmatic capabilities.

VII. REPORTING

a Count of Record. At the time of Order creation, Buyer and Seller will identify acceptable sources to act as the Count of Record. When placing a Bid, Buyer will identify their preferred Count of Record for the potential Ad Contract. When accepting a Bid, Seller must agree to the Buyer's identified Count of Record or may deny the Bid.

b Count of Record Reporting. Either Buyer or Seller will make daily reporting available to NYIAX, from the Count of Record, electronically through API, CSV upload, or e-mail, beginning on the campaign start date and on a daily basis until seven (7) days post the campaign end date, or seven (7) days post the Ad Contract Extension end date as per Section X(a). Reports will be broken out by day and summarized by creative execution, Count of Record identifier, impressions, clicks, and other variables as may

be defined within the Ad Contract. The Count of Record results will be utilized as the sole representation of Ad Contract delivery performance as it pertains to Ad Contract fulfillment, reconciliation, and billing. Where API access is available for a Count of Record, Buyer or Seller will provide reporting credentials for NYIAX, allowing automated ingestion.

c Other Reporting Sources. Buyer and Seller may make other daily reporting results available to NYIAX, electronically through API, CSV upload, or e-mail, for other sources of reporting, including but not limited to Buyer or Seller ad servers, fraud identification providers, and viewability providers. For any reporting source not considered the Count of Record for a given Ad Contract, the reported data is made available only as an aid for Buyers and Sellers to manage pacing and are not utilized for billing or reconciliation purposes.

d Reporting Failure. Buyer and Seller will use commercially reasonable efforts to provide Count of Record Reporting for each Ad Contract. Should reporting for a specific time period be unavailable from no direct fault of either the Buyer or Seller, NYIAX will use commercially reasonable efforts to assist Buyer and Seller in the resolution and collection of the missing data from the Count of Record.

VIII. TERMINATION, MODIFICATION, AND CANCELLATION

a Without Cause. All Trades and subsequent Ad Contracts entered into through the NYIAX Platform are **non- cancelable except** as provided in Section VIII(b)-(e) or they are Ad Contracts subject to a Custom or a Special Order.

b For Cause. Either Buyer or Seller may terminate an Ad Contract at any time if the other party is in material breach of its obligations hereunder, which breach is not cured within 10 days after receipt of electronic notification, provided through the NYIAX Platform, from the non-breaching party, except as otherwise stated in these Terms with regard to specific breaches. Additionally, if Buyer breaches its obligations by violating the same Contract Term three times and receives timely notice of each such breach, even if Buyer cures such breaches, then Seller may terminate the Ad Contract or placements associated with such breach upon written notice. If Buyer does not cure a violation of a Policy within the applicable 10-day cure period after notification by Seller to Buyer, then Seller may terminate the Ad Contract and/or placements associated with such breach upon written notice. Should either party terminate the Ad Contract for cause, Section X, Reconciliation and Billing, shall still apply in regard to both the delivered and undelivered portions of the terminated Ad Contract.

c Grace Period. Buyer and Seller will use all commercially reasonable methods to meet all pre-delivery milestones by the due dates listed in the Ad Contract; however, if pre-delivery milestones have not been met to the satisfaction of either Buyer or Seller, and only in a case where campaign delivery has not begun, then either party may cancel the Ad Contract within three (3) days post the start date of the campaign as detailed on the Ad Contract.

d Cancellations and Modifications Post Trade. Once Buyer enters into a Trade with a Seller, cancellations and modifications may only be made with the approval of both

parties, and with the assistance of the NYIAX Client Solutions Team. If either Party would like to cancel or modify an Ad Contract during the Delivery per Section II(d), NYIAX System Operation, the party should contact their NYIAX Client Success or Solutions representative and include the order information, including but not limited to; amount paid, email address used, date of purchase, and destination URL. Notwithstanding the above, NYIAX is not responsible for and makes no guarantee concerning any counterparties willingness to cancel or modify a Trade or Ad Contract. Orders that are modified or cancelled with approval by both parties, in whole or in part, will be refunded (for Prepaid Payment) or billed (for Postpaid Payment) in accordance with this Section IX. Where Prepaid Payment or Postpaid Payment is defined within the MSA.

e Cancellation due to Bidding/Targeting Terms agreed in RFP (Request for Proposal) or RFQ (Request for Quote). If the Buyer and Seller have agreed to Bidding/Targeting Terms different from those stated in the Order Terms list through an RFP or an RFQ process, then the Bidding/Targeting Terms in the RFP and RFQ process will be the defining terms of the Ad Contract and the Ad Contract will solely adhere to those Bidding/Targeting Terms.

IX. <u>RECONCILIATION AND BILLING</u>

a. Ad Contract Extension. Buyer may, at the time of Order creation, identify whether an associated Ad Contract may be extended beyond the campaign end-date ("Ad Contract Extension"), and the number of permissible extension days.

b. Reconciliation. NYIAX will utilize reported data sourced from the Count of Record and provided to NYIAX by the Buyer and/or Seller, to reconcile individual Ad Contract delivery.

   i. Total Delivery of the Campaign Assets ("Total Delivery") is calculated as the total delivered volume, reported by the Count of Record, divided by the Contract Asset Volume, resulting in a percentage rounded to nearest integer. Total Delivery is displayed in the NYIAX Platform reconciliation interface and is updated daily throughout the delivery of the campaign.

   ii. Seven (7) days post campaign end-date, or seven (7) days post the Contract Extension end date if applicable, NYIAX will utilize the Total Delivery to record a Reconciliation Contract Percentage for the associated Ad Contract.

   iii. If the Total Delivery exceeds 100%, the Reconciliation Percentage will be recorded at 100%, and the associated campaign will be considered to have delivered in full.

c. Reconciled Billable Calculation. The final billable Ad Contract amount shall be calculated in the following manner:

   i. The Ad Contract Value multiplied by the Reconciliation Contract Percentage.

1. Example: if the Reconciliation Contract Percentage is 92% and the contract amount is $1,000, the amount due is $920.

X. AD MATERIALS

a. Submission. Agency will submit Advertising Materials pursuant to Section III above in accordance with Contract Terms. Seller's sole remedies for a breach of this provision are set forth in the MSA, and Sections X(b), (c), (d) and (e), below.

b. Late Creative. Buyer will use commercially reasonable efforts to provide Advertising Materials to Seller in accordance with the terms of the Ad Contract. If Advertising Materials are not delivered before the campaign start date without notification to NYIAX of the delay, then Seller will begin to charge the Buyer on the Ad Contract start date on a pro rata basis based on the full Ad Contract, excluding portions consisting of performance-based, non-guaranteed inventory, for each full day the Advertising Materials are not received. However, if Buyer has notified NYIAX prior to the flight date of the Ad Contract for reasons of the delay then the Ad Contract will be modified to a pro-rata amount due to notification of late delivery, **where late delivery will be within a reasonable time frame of not more than three (3) days.**

c. Compliance. Seller reserves the right within its discretion to reject or remove from its Site any Ads for which the Advertising Materials, software code associated with the Advertising Materials (*e.g.* pixels, tags, JavaScript), or the website to which the Ad is linked do not comply with the Contract Terms, or that in Seller's sole reasonable judgment, do not comply with any applicable law, regulation, or other or administrative order. In addition, Seller reserves the right within its discretion to reject or remove from its Site any Ads for which the Advertising Materials or the website to which the Ad is linked are, or may tend to bring, disparagement, ridicule, or scorn upon Seller or any of its Affiliates (as defined below), provided that if Seller has reviewed and approved such Ads prior to their use on the Site, Seller will not immediately remove such Ads before making commercially reasonable efforts to acquire mutually acceptable alternative Advertising Materials from Agency.

d. Do No Harm. Any and all ads are and shall remain SSL/TSL compliant and otherwise suitable for being served via HTTPS; (i) Ads are and will be free of any harmful elements including, but not limited to, malware of any kind, viruses, worms, Trojan horses, spyware, "time bombs," time-out or deactivation functions, "back doors," adware, or other harmful or malicious code; (ii) Ads do not and will not violate or infringe the rights of any third-party, including but not limited to copyright, trademark, patent, trade secret or other Intellectual Property right; (iii) ads do not and will not contain any material or information that is obscene, defamatory, libelous, slanderous, or which will violate any person's right of publicity, privacy or personality or otherwise result in any tort, injury damage, or harm to persons; and (iv) Ads do not and will not contain code that interferes with the display of Seller's Sites or media properties.

e. Damaged Creative. If Advertising Materials provided by Agency are damaged, not to Seller's specifications, or otherwise unacceptable, Seller will use commercially reasonable efforts to notify Agency within two (2) business days of its receipt of such Advertising Materials.

f. No Modification. Seller will not edit or modify the submitted Ads in any way, including, but not limited to, resizing the Ad, without the Agency or Buyer's approval, as applicable. Seller will use all Ads in strict compliance with these Terms and the Contract Terms.

g. Ad Tags. When applicable, tags provided by Buyer, Third Party, and/or NYIAX will be implemented so that they are functional in all aspects.

h. No Modification of NYIAX Tag. Any tag provided by NYIAX ("NYIAX Tag") shall not be modified without prior written consent from NYIAX, however, Publisher may modify the NYIAX Tag for purposes of inserting certain language pre-approved by NYIAX either above or below a response served by NYIAX. Requests for language approval should be in writing and sent to NYIAX. Requests will be reviewed and approved or denied within seven (7) days of receipt, if NYIAX does not respond the proposed language changes shall be automatically approved. Any modifications to NYIAX Tag shall be owned solely by NYIAX. NYIAX is not responsible for errors or discrepancies caused by modifications to NYIAX Tags or failure to comply with trafficking instructions. NYIAX Tags shall be deemed part of the NYIAX Intellectual Property under the MSA.

i. Trademark Usage. Seller, on the one hand, and Buyer, on the other, will not use the other's trade name, trademarks, logos, Ads or any of the contents in the ads, in any public announcement (including, but not limited to, in any press release) regarding the existence or content of these Terms or an Ad Contract without the other's prior written approval.

XI. THIRD PARTY AD SERVING AND TRACKING (Applicable if Third Party Ad Server is used)

a Third Party Ad Server Malfunction. Where Buyer is using a Third-Party Ad Server and that Third- Party Ad Server cannot serve the Ad, Agency will have a one-time right to temporarily suspend delivery under the Ad Contract for a period of up to 72 hours. Upon notification, through the NYIAX Platform, by the Buyer of a non-functioning Third Party Ad Server, Seller will have 24 hours to suspend delivery. Following that period, Agency will not be held liable for payment for any Ad that runs within the immediately following 72-hour period until Seller is notified that the Third-Party Ad Server is able to serve Ads. After the 72-hour period passes and Agency has not provided notification through the NYAIX Platform that Seller can resume delivery under the Ad Contract, Advertiser will pay for the Ads that would have run, or are run, after the 72-hour period but for the suspension and can elect Seller to serve Ads until the Third-Party Ad Server is able to serve Ads. If Agency does not so elect for Seller to serve the Ads until Third Party Ad Server is able to serve Ads, Seller may use the

inventory that would have been otherwise used for Seller's own advertisements or advertisements provided by a Third-party.

b Third Party Ad Server Fixed. Upon notification that the Third-Party Ad Server is functioning, Seller will have 24 hours to resume delivery. Any delay in the resumption of delivery beyond this period, may affect Total Delivery.

XII. CHANGES TO THE NYIAX RULES OF EXCHANGE

a NYIAX from time to time may make material changes to the NYIAX Rules of Exchange and send the contemplated update to all participates to opt out of the Service, if the changes to the Rules of Exchange are not acceptable. NYIAX shall send the proposed changes to the Rules of Exchange to Participant's (Buyers and Seller) Administrator and Participants will have thirty (30) business days to either agree to the changes or Terminate the MSA, which means loss of Participation; however, all non-executed Ad Contracts will not terminate and will deliver and execute in accordance with the previous NYIAX Rules of Exchange. Failure to disclose or notify NYIAX for an extension of time to accept or reject will result in determination of acceptance.

b Non-material changes do not require notice or an extension to comply. Additional information similar to definitions for clarity to all Participants and other changes which do not materially affect the use of the NYIAX system and are considered non-material changes.

XIII. NOTIFICATIONS

a Any Participant may always address question to the NYIAX Client Solutions team at support@nyiax.com.